As filed with the Securities and Exchange Commission on July 17, 2009.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CSX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Virginia	62-1051971
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of Principal Executive Offices)	(Zip Code)

CSX Omnibus Incentive Plan
(Full Title of the Plan)

Ellen M. Fitzsimmons, Esq.
Senior Vice President-Law and Public Affairs
General Counsel and Corporate Secretary
CSX Corporation
500 Water Street
Jacksonville, Florida 32202
 (Name and Address of Agent for Service)

904-359-7611
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Steven Kaplan, Esq.
Arnold & Porter LLP
555 Twelfth Street, NW
Washington, DC 20004
(202) 942-5998

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                                                                                                                                                                                            Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)                                                                                                                               Smaller reporting company □

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share…………………………...	8,000,000 shares (1) (2)	$31.75 (3)	$254,000,000 (3)	$14,174

(1)   Pursuant to Rule 416(a), this registration statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.
(2)   Pursuant to Rule 429 under the Securities Act of 1933, the prospectus relating to this registration statement is a combined prospectus relating also to prior registration statements filed by the registrant on Form S-8 (File Nos. 33-57029 and 333-37449).
(3)   Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on July 13, 2009, as reported in the consolidated reporting system of the New York Stock Exchange.

GENERAL INSTRUCTION E

EXPLANATORY NOTE-REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 is being filed by CSX Corporation (the “Corporation”) to register an additional 8,000,000 shares of the Corporation’s Common Stock, par value $1.00 per share (“Common Stock”) that may be issued pursuant to the CSX Omnibus Incentive Plan (the “Plan”).  The shares being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a Registration Statement on Form S-8 (File No. 333-43382) is effective.  Pursuant to General Instruction E of Form S-8, the contents of that Registration Statement (File No. 333-43382) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008.

b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 27, 2009 and June 26, 2009.

c)	The Registrant’s Current Reports on Form 8-K filed on January 9, 2009, January 20, 2009, February 12, 2009, March 6, 2009, and May 11, 2009 and Form 8-K/A filed June 16, 2009.

d)	The description of the Registrant’s common stock contained in the Company's Registration Statement on Form 8-B (File No. 1-8022) filed on September 25, 1980 under Section 12 of the Exchange Act.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests Of Named Experts And Counsel.

Ellen M. Fitzsimmons, Senior Vice President-Law and Public Affairs, General Counsel and Corporate Secretary of the Corporation, has passed upon the validity of the Common Stock being registered under this Registration Statement. Ms. Fitzsimmons is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company generally, and owns and has options to purchase shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

Article VII of CSX’s Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of CSX who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of CSX) by reason of the fact that he or she is or was a director or officer of CSX against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.

CSX’s Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of CSX to CSX or our shareholders arising out of a single transaction, occurrence or course of conduct will be limited to one dollar.  CSX maintains a standard policy of officers’ and directors’ liability insurance.

Item 8. Exhibits .

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 17, 2009.

CSX CORPORATION

Date: July 17, 2009	By:	/s/ Carolyn T. Sizemore
Carolyn T. Sizemore, Vice President and Controller
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 17, 2009.

Signature	Title

* Michael J. Ward	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

* Oscar Munoz	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Carolyn T. Sizemore	Vice President and Controller (Principal Accounting Officer)

* Alexandre Behring	Director

* John B. Breaux	Director

* Steven T. Halverson	Director

* Edward J. Kelly, III	Director

* Gilbert Lamphere	Director

* John D. McPherson	Director

* Timothy O’Toole	Director

* David M. Ratcliffe	Director

* Donald J. Shepard	Director

* By:                    /s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Attorney-in-fact

INDEX TO EXHIBITS

5.1
Opinion of Ellen M. Fitzsimmons, Senior Vice President of Law and Public Affairs, General Counsel and Corporate Secretary of the Corporation, as to the validity of the Common Stock offered hereunder (filed herewith)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Ellen M. Fitzsimmons, Senior Vice President of Law and Public Affairs, General Counsel and Corporate Secretary of the Corporation (included in Exhibit 5.1)

24.1           Powers of Attorney (filed herewith)